UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2013

United Parcel Service, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15451	58-2480149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Glenlake Parkway, N.E., Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 828-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
On May 2, 2013, we held our annual meeting of shareowners. Proxies for the meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934. The following matters were submitted to a vote of the shareowners.
Election of Directors:
Votes regarding the election of 12 directors for a term expiring in 2014 were as follows:

Election of Directors:	For	Against	Abstentions	Broker Non-Votes
F. Duane Ackerman	1,902,526,189	89,827,119	39,921,545	111,057,303
Michael J. Burns	1,940,290,518	49,548,618	42,435,717	111,057,303
D. Scott Davis	1,920,206,148	76,734,600	35,334,105	111,057,303
Stuart E. Eizenstat	1,925,586,495	64,434,324	42,254,034	111,057,303
Michael L. Eskew	1,945,880,949	55,298,129	31,095,774	111,057,303
William R. Johnson	1,933,128,970	55,910,690	43,235,192	111,057,303
Candace Kendle	1,937,321,588	51,933,444	43,019,821	111,057,303
Ann M. Livermore	1,929,114,898	64,889,325	38,270,630	111,057,303
Rudy H.P. Markham	1,911,207,431	79,371,862	41,695,559	111,057,303
Clark T. Randt, Jr.	1,939,362,856	48,810,677	44,101,320	111,057,303
Carol B. Tomé	1,940,270,848	50,049,344	41,954,661	111,057,303
Kevin M. Warsh	1,940,257,144	48,809,928	43,207,781	111,057,303

Under our Bylaws, each of the directors was elected, having received more votes “for” than “against.”
Ratification of Accountants:
Votes regarding the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013 were as follows:

	For	Against	Abstentions
Ratify the appointment of Deloitte & Touche LLP	2,087,746,147	42,473,470	13,112,539
The proposal passed.
Shareowner Proposals:
Votes on a shareowner proposal on lobbying disclosure were as follows:

	For	Against	Abstentions	Broker Non-Votes
Shareowner proposal	221,577,704	1,676,436,589	134,260,560	111,057,303
The proposal did not pass.

Votes on a shareowner proposal to reduce the voting power of class A stock from 10 votes per share to one vote per share were as follows:

	For	Against	Abstentions	Broker Non-Votes
Shareowner proposal	440,357,284	1,566,550,810	25,366,759	111,057,303
The proposal did not pass.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
Date:May 6, 2013	By:	/s/ Teri P. McClure
Teri P. McClure
Senior Vice President, General Counsel and Corporate Secretary